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ROHR NEWS RELEASE
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                                                       Contact: Bob Rau
                                                                (619)691-2057
                                                                Laurence Chapman
                                                                (619)691-3002

          ROHR, INC., ANNOUNCES FAIRNESS OPINION OF FINANCIAL ADVISOR

     Chula Vista, CA; December 17, 1997 -- Rohr, Inc. (NYSE:RHR) announced today that Morgan Stanley & Co., Incorporated, Rohr's financial advisors in connection with its pending merger with The BFGoodrich Company, has provided an opinion to the Rohr Board of Directors that, as of December 4, 1997, the exchange ratio in that merger, in which each Rohr common share will be converted into the right to receive 0.7 shares of Goodrich common stock, is fair from a financial point of view to the holders of Rohr common stock. The opinion is subject to the assumptions made, matters considered and limits on the review undertaken, as set forth in the opinion. Morgan Stanley's opinion is an update of, and substantially identical to, its opinion provided as of September 19, 1997, in connection with the approval of the merger by Rohr's Board of Directors. A copy of the opinion is attached as an exhibit to a Form 8-K being filed by Rohr with the Securities and Exchange Commission.

     The merger is subject to certain conditions, including approval of the merger by the Rohr shareholders and approval of the issuance of the Goodrich stock by the Goodrich shareholders. Meetings of the shareholders of each company are scheduled for December 22, 1997.

     The updated fairness opinion was provided pursuant to an agreement in principle for the settlement of certain lawsuits brought against Rohr, certain of its directors and officers, and Goodrich. The agreement in principle, which does not affect the exchange ratio in the merger, remains subject to the approval of the California state court.

     Rohr designs, integrates, manufactures, sells and supports aircraft engine nacelle systems and components for large commercial aircraft. Rohr reported total revenues of $944 million in fiscal 1997. Rohr, headquartered in Chula Vista, Calif., has operations in the United States, Europe and Asia.



850 LAGOON DRIVE, CHULA VISTA, CALIFORNIA 91910             [LOGO OF ROHR, INC.]